Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated April 17, 2023, is made and entered into by and between COGNITION THERAPEUTICS, INC., a Delaware corporation (the “Company”) and John Doyle (“Executive”), and will become effective as of May 1, 2023 (the “Effective Date”).

Introduction

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company beginning on the Effective Date on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.          Position. Executive will serve as the Chief Financial Officer of the Company and will report to the Chief Executive Officer of the Company. In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to devote his full business time and best efforts to the performance of his duties and to the furtherance of the Company’s interests. Executive also agrees that during his employment with the Company, he will not engage in any other employment, consulting or business services without the written consent of the Company; provided, however, that without such consent, Executive may engage in charitable or public service, so long as such activities do not interfere with the performance of his duties and obligations to the Company.

2            Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 9 hereof.

3.           Place of Performance. Executive will perform services hereunder regularly (2 to 3 days per week and 2 to 3 weeks per month) at the principal executive office of the Company in Purchase, New York; provided, however, that Executive may be required to travel from time to time for business purposes. Executive will be permitted to work from his home in Sterling, Massachusetts (“Executive’s residence”) when not working at the office of the Company in Purchase, New York, consistent with the performance of his duties.

4            Salary. This is a full-time exempt position. The Company will pay Executive a salary at an annual rate of $415,000 (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary shall be reviewed on an annual basis by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and may be adjusted from time to time by the Committee.

5            Bonuses.

(a)            Signing Bonus. Executive shall receive a one-time special signing bonus in an amount equal to $40,000, less all applicable withholdings (the “Signing Bonus”). The Signing Bonus shall be paid in a lump sum cash payment no later than thirty (30) days after the Effective Date. If Executive’s employment with the Company terminates due to Executive’s resignation without Good Reason or by the Company for Cause, in either case, prior to the one year anniversary of the Effective Date, Executive will repay the Signing Bonus to the Company in full.

(b)            Annual Bonus. For each calendar year ending during his employment, Executive will have the opportunity to earn an annual bonus with a target amount of 40% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”). The actual bonus payable to Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise earned bonus will be conditioned on Executive’s continued service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year.

6           Equity Incentives. Subject to the approval of the Board or Committee, following the commencement of Executive’s employment with the Company, the Company will grant Executive the following equity awards: (i) an initial one-time stock option (“Option”) to purchase 109,824 shares of the Company’s common stock (“Common Stock”), and (ii) an initial one-time award of 109,824 restricted stock units (the “RSUs”). Subject to Executive’s continuous service with the Company through each vesting date, (x) the Option will vest and become exercisable as follows: 25% on the first anniversary of the grant date, and ratably monthly thereafter on the first day of each month (through the fourth anniversary of the grant date), and (y) the RSUs shall vest ratably over four years on each anniversary of the grant date. The Option will have an exercise price equal to the fair market value of the Common Stock on the grant date, and each equity award will be subject to the Company’s equity plan then in effect (the “Equity Plan”) and will be documented in a separate award agreement, which will contain additional terms and conditions (not inconsistent with this Section 6). In addition, Executive may receive equity awards, at times and on terms as determined by the Committee in its discretion.

7.           Benefits; Business Expenses.

(a)            Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)            The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

8            Restrictive Covenants Agreement. To induce the Company to enter into this Agreement, as a condition to Executive’s employment by the Company, and in recognition of (i) the compensation payable to Executive pursuant to this Agreement, and (ii) such other consideration payable to Executive by the Company or any of its affiliates, Executive must sign and return to the Company no later than the Effective Date the restrictive covenants agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

9.            Termination.

(a)            Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Board that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Board that Executive’s employment is terminated on account of Executive’s Disability, as determined by the Board. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement; provided, however, the Company shall continue to provide Executive with the Base Salary through the date of termination specified in the original notice of termination.

(b)            Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)           Upon  any  cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.

(d)            Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will reasonably cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his other professional obligations.

(e)            Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.

10            Rights Upon Termination.

(a)            Termination without Cause or Resignation for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below):

(i)             the Company shall pay to Executive the Accrued Obligations (as defined below) at the time such Accrued Obligations would otherwise be paid according to the Company’s usual payroll practices;

(ii)            to the extent then unpaid, the Company shall pay to Executive the Earned Bonus (as defined below);

(iii)           the Company shall make monthly severance payments equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (i) of that definition, the Base Salary in effect immediately prior to such material reduction ) for a period equal to the Severance Period;

(iv)           if Executive validly elects to receive continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the applicable premium otherwise payable for COBRA continuation coverage for Executive and his eligible dependents, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage until the earlier of (x) the end of the Severance Period, or (y) such date as Executive becomes eligible for group health insurance through another employer; and

(v)            if such cessation of employment occurs within three (3) months prior to or twelve (12) months following a Change in Control (as defined below), (A) the Company shall pay to Executive an amount equal to the Target Bonus, and (B) all outstanding equity awards that are subject to vesting based solely on the passage of time and Executive’s continued employment shall become vested upon the later of the date of Executive’s cessation of employment and the Change in Control. For the avoidance of doubt, the payments provided under this Section 10(a)(v) are in addition to, and not in lieu of, the payments provided under Sections 10(a)(i) – 10(a)(iv).

Except as otherwise provided in this Section 10(a) or pursuant to COBRA, all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 10(a) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 10(a)(ii) - 10(a)(v) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on Executive’s continued compliance with the provisions of the Restrictive Covenants Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Release (i) shall not contain any terms or conditions that lessen the rights and benefits to which Executive is entitled under this Agreement and (ii) shall provide that the following claims are excluded from the Release: (a) any claims or rights which cannot be waived by law; (b) any claims for the payments and benefits due under this Agreement; (c) any claims or rights to any vested benefits or vested rights that Executive may have under any employee benefit, retirement, pension or Equity Plans; (d) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (e) any rights and/or claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect continued group health plan coverage; and (f) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company, including, without limitation, rights of defense and indemnification under the Company’s articles of incorporation or bylaws, as a matter of law or under any directors and officers insurance policies or Indemnification Agreement (as defined below).

Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (x) the payment described in Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”), or the date such annual bonus would have otherwise been paid, absent Executive’s cessation of employment; (y) the payments described in Sections 10(a)(iii)- 10(a)(iv) will commence to be paid on the Settlement Date, provided that the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s cessation of employment; and (z)(A) the payment of the Target Bonus amount described in Section 10(a)(v)(A) will be paid on the later of the Settlement Date or the tenth (10th) day following the Change in Control, and (B) in order to effectuate the accelerated vesting contemplated by Section 10(a)(v)(B), the unvested portion of Executive’s equity awards that would otherwise be forfeited on the date of Executive’s cessation of employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of such equity awards will be forfeited), provided, however, no additional vesting of the equity awards shall occur during the period between the date of Executive’s cessation of employment and the accelerated vesting date.

(b)           Other Terminations.

(i)             If Executive’s employment with the Company ceases due to Executive’s death or Disability, then the Company shall not have any further obligation or liability under this Agreement except for payment of the Accrued Obligations and the Earned Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then at the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(ii)            If Executive’s employment with the Company ceases for any reason other than as described in Sections 10(a) and 10(b)(i) above (including but not limited to (i) termination by the Company for Cause or (ii) resignation by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of the Accrued Obligations through the date of such cessation of employment. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

11            Section 409A.

(a)            The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b)            Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(a) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period and the balance of such payments shall be payable in accordance with their original schedule. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Each payment pursuant to this Agreement, or under the Restrictive Covenants Agreement, if any, is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

(c)            Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12             Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

13            Certain Definitions. For purposes of this Agreement:

(a)            “Accrued Obligations” mean any portion of Executive’s Base Salary payable for the payroll period in which Executive’s termination of employment occurs for service prior to the termination date, and any business expenses properly incurred but not yet reimbursed, as provided for in Section 7(b).

(b)            “Cause” means (i) Executive’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by Executive within ten (10) days of such written notice from the Company; (ii) the Company’s determination that Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any subsidiary or affiliate; (iii) a material breach by Executive of any written agreement with or any fiduciary duty owed to the Company or any subsidiary or affiliate; (iv) Executive’s indictment for (or the entry of a plea of a nolo contendere or equivalent plea) a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) Executive’s habitual or repeated misuse of, or habitual or repeated performance of Executive’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.

(c)            “Change in Control” will have the meaning set forth in the Cognition Therapeutics, Inc. 2021 Equity Incentive Plan.

(d)            “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean illness, incapacity or a mental or physical condition that renders Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that Executive held or the tasks that Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

(f)             “Earned Bonus” means the bonus amount (if any) earned under Section 5 with respect to the fiscal year ended immediately prior to the cessation of Executive’s employment, to the extent unpaid.

(g)             “Good Reason” means: (i) a material reduction in the Base Salary, as then in effect, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key executives; (ii) a material reduction of Executive’s authority, position, responsibilities, duties or title, except that, following a Change of Control, a reduction in authority, position, responsibilities, duties or title, solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary shall not constitute Good Reason, (iii) the Company’s material breach of this Agreement, or (iv) a relocation of Executive’s principal workplace that is both 30 miles away from the Company’s Purchase, New York office and 30 miles farther away from Executive’s residence; provided, however, that no such event will constitute Good Reason unless (x) Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 13(g) that Executive contends is applicable to such act or failure to act; (y) the Company, within 30 days after its receipt of such notice (the “Cure Period”), fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of Executive’s employment relationship with the Company; and (z) Executive actually resigns from the employ of the Company on or before that date that is 60 days after the expiration of the Cure Period and the Company’s failure or refusal to rescind such act or remedy such failure to act so as to eliminate “Good Reason” prior to the expiration of the Cure Period. If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” Executive shall not be entitled to any of the benefits to which Executive would have been entitled if Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to Executive under this Agreement had Executive resigned with “Good Reason.”

(h)             “Severance Period” means nine (9) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by Executive for Good Reason that occurs (in either case) within three (3) months prior to or twelve (12) months following a Change in Control, “Severance Period” shall mean twelve (12) months.

14.          Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

15.           Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company’s governing documents and Indemnification Agreement between the Company and Executive of even date herewith (the “Indemnification Agreement”), the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive’s benefit on the same terms as applicable to other directors and C-level executives of the Company.

16           No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

17.          Taxes. All compensation payable to Executive are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive shall not make any claim against the Company or its Board related to tax liabilities arising from his compensation.

18.          Entire Agreement; Assignment; Amendment.

(a)            This Agreement, together with the Restrictive Covenants Agreement, equity awards, Equity Plan, and Indemnification Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive’s employment by the Company, including without limitation, any offer letter, employment agreement or severance agreement.

(b)             The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Section 10(a) or otherwise, whether or not Executive accepts employment with the assignee.

(c)             This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

19             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its choice of law provisions.

20.           Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Westchester County, State of New York, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

21             Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

22.            Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

23.            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.

COGNITION THERAPEUTICS, INC.

By:	/s/ Lisa Ricciardi

Name:	Lisa Ricciardi

Title:	President/CEO

EXECUTIVE

/s/ JOHN DOYLE

JOHN DOYLE

[Signature Page to Doyle Employment Agreement]